Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	April 24, 2014		574-235-2000

First Quarter Earnings Increase at 1st Source Corporation,
Dividend Increased

South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today announced net income of $13.63 million for the first quarter of 2014, up 9.90% compared to the $12.40 million reported in the first quarter a year ago. Diluted net income per common share for the first quarter of 2014 amounted to $0.55, up 10.00% over the $0.50 in the first quarter of 2013.
At its April 2014 meeting, the 1st Source Board of Directors approved a cash dividend of $0.18 per common share. The cash dividend is payable on May 15, 2014 to shareholders of record as of May 5, 2014.
According to Christopher J. Murphy, III, Chairman, “It was another good quarter for 1st Source Corporation. All of our performance benchmarks are moving in the right direction. Net income was up almost 10.00% over a year ago, we had growth in loans along with net recoveries in our loan and lease portfolio. Also, net interest income was up, noninterest income was up, and expenses were down in spite of increased snow plowing and heating costs from record cold and snow in the first quarter. Additionally, we increased our dividend 5.88% over the first quarter of last year, continuing our streak of increasing dividends for over 26 years, a feat that puts us in the top 3% of publicly traded companies."
“During the quarter, we held a grand opening for a new banking center in Lafayette, a growth market for us in Indiana; and we had 3 banking centers in Ft. Wayne in the midst of remodeling to serve our clients more effectively and conveniently. Most importantly, we continued to add new client relationships throughout the bank in business banking, personal banking, specialty finance, personal asset management, and insurance.”
“We remain focused on our goals, and look forward to better weather and a steadily improving economy in the coming months,” Murphy concluded.
Return on average total assets for 1st Source Corporation was 1.18% compared to 1.11% a year ago, and return on average common shareholders' equity was 9.30% compared to 8.90% for the first quarter of 2013. As of March 31, 2014, the 1st Source common equity-to-assets ratio was 12.50%, up from 12.47% a year ago and its tangible common equity-to-tangible assets ratio was 10.89% compared to 10.76% a year earlier. Common shareholders’ equity was $596.59 million, up 4.97% from March 31, 2013. At the end of March 2014, total assets were $4.77 billion, up 4.72% from the $4.56 billion a year ago. Total loans and leases at March 31, 2014 increased 6.06%, and total deposits at March 31, 2014 increased slightly from a year ago.
For the first quarter of 2014, 1st Source provided $0.80 million to the reserve for loan and lease losses compared to $0.76 million in the first quarter of 2013. Net recoveries were $701,000 for the first quarter compared to net charge-offs of $60,000 for the first quarter of 2013. The reserve for loan and lease losses as of March 31, 2014 was 2.38% of total loans and leases, compared to 2.49% a year earlier. The ratio of nonperforming assets to net loans and leases dropped to 0.98% on March 31, 2014, compared to 1.41% for the same period last year.
Tax-equivalent net interest income was $39.09 million for the first quarter of 2014, compared to the $38.22 million from 2013's first quarter, and the net interest margin was 3.59% compared to 3.64% in the first quarter of 2013 and 3.59% in the fourth quarter of 2013.
    Noninterest income for the three-month period ended March 31, 2014 was $19.40 million, an increase of 2.37% as compared to the first quarter of 2013. Noninterest income increased mainly due to gains on the sale of investment securities available-for-sale and higher trust fee income.
Noninterest expense for the three-month period ended March 31, 2014 was $35.97 million, a decrease of 1.58% as compared to the first quarter of 2013. Noninterest expense decreased primarily as a result of lower loan and lease collection and repossession expenses.
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 77 community banking centers in 17 counties, 9 trust and wealth management locations, 8 1st Source Insurance offices, as well as 21 specialty finance locations nationwide. Celebrating 150 years, 1st Source has a history dating back to 1863. The Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the NASDAQ Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
1st QUARTER 2014 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended
	March 31,
	2014	2013
END OF PERIOD BALANCES
Assets	$4,773,193	$4,558,028
Loans and leases	3,577,568	3,373,218
Deposits	3,708,423	3,680,566
Reserve for loan and lease losses	85,010	84,011
Intangible assets	86,057	87,207
Common shareholders' equity	596,586	568,362

AVERAGE BALANCES
Assets	$4,698,167	$4,543,279
Earning assets	4,414,390	4,262,400
Investments	831,598	857,051
Loans and leases	3,543,219	3,342,033
Deposits	3,669,955	3,664,273
Interest bearing liabilities	3,340,957	3,264,100
Common shareholders' equity	594,687	565,522

INCOME STATEMENT DATA
Net interest income	$38,618	$37,754
Net interest income - FTE	39,087	38,220
Provision for loan and lease losses	804	757
Noninterest income	19,398	18,948
Noninterest expense	35,973	36,550
Net income	13,632	12,404

PER SHARE DATA
Basic net income per common share	$0.55	$0.50
Diluted net income per common share	0.55	0.50
Common cash dividends declared	0.17	0.17
Book value per common share	24.51	23.33
Tangible book value per common share	20.98	19.75
Market value - High	32.60	24.79
Market value - Low	27.56	21.88
Basic weighted average common shares outstanding	24,317,446	24,321,985
Diluted weighted average common shares outstanding	24,317,446	24,324,328

KEY RATIOS
Return on average assets	1.18%	1.11%
Return on average common shareholders' equity	9.30	8.90
Average common shareholders' equity to average assets	12.66	12.45
End of period tangible common equity to tangible assets	10.89	10.76
Risk-based capital - Tier 1	14.60	14.41
Risk-based capital - Total	15.94	15.73
Net interest margin	3.59	3.64
Efficiency: expense to revenue	58.46	63.14
Net charge offs to average loans and leases	(0.08)	0.01
Loan and lease loss reserve to loans and leases	2.38	2.49
Nonperforming assets to loans and leases	0.98	1.41

ASSET QUALITY
Loans and leases past due 90 days or more	$307	$231
Nonaccrual loans and leases	24,680	42,776
Other real estate	2,091	4,372
Former bank premises held for sale	801	951
Repossessions	7,998	103
Total nonperforming assets	$35,877	$48,433

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31, 2014	March 31, 2013
ASSETS
Cash and due from banks	$92,465	$43,033
Federal funds sold and interest bearing deposits with other banks	1,362	21,424
Investment securities available-for-sale (amortized cost of $826,007 and $830,464 at March 31, 2014 and 2013, respectively)	839,597	860,137
Other investments	22,400	22,609
Trading account securities	192	162
Mortgages held for sale	10,961	10,634

Loans and leases, net of unearned discount:
Commercial and agricultural loans	698,246	647,661
Auto and light truck	388,665	412,569
Medium and heavy duty truck	237,906	203,667
Aircraft financing	730,803	699,241
Construction equipment financing	352,796	285,916
Commercial real estate	588,629	566,355
Residential real estate	455,678	445,160
Consumer loans	124,845	112,649
Total loans and leases	3,577,568	3,373,218
Reserve for loan and lease losses	(85,010)	(84,011)
Net loans and leases	3,492,558	3,289,207

Equipment owned under operating leases, net	58,468	53,457
Net premises and equipment	45,856	45,620
Goodwill and intangible assets	86,057	87,207
Accrued income and other assets	123,277	124,538

Total assets	$4,773,193	$4,558,028

LIABILITIES
Deposits:
Noninterest bearing	$750,662	$647,407
Interest bearing	2,957,761	3,033,159
Total deposits	3,708,423	3,680,566

Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	168,339	102,672
Other short-term borrowings	129,308	12,205
Total short-term borrowings	297,647	114,877
Long-term debt and mandatorily redeemable securities	59,555	68,258
Subordinated notes	58,764	58,764
Accrued expenses and other liabilities	52,218	67,201
Total liabilities	4,176,607	3,989,666

SHAREHOLDERS' EQUITY
Preferred stock; no par value	—	—
Common stock; no par value	346,535	346,535
Retained earnings	270,848	231,664
Cost of common stock in treasury	(29,285)	(28,170)
Accumulated other comprehensive income	8,488	18,333
Total shareholders' equity	596,586	568,362

Total liabilities and shareholders' equity	$4,773,193	$4,558,028

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended
	March 31,
	2014	2013
Interest income:
Loans and leases	$38,914	$39,170
Investment securities, taxable	3,345	3,695
Investment securities, tax-exempt	819	771
Other	277	242
Total interest income	43,355	43,878

Interest expense:
Deposits	2,971	4,542
Short-term borrowings	136	32
Subordinated notes	1,055	1,055
Long-term debt and mandatorily redeemable securities	575	495
Total interest expense	4,737	6,124

Net interest income	38,618	37,754
Provision for loan and lease losses	804	757
Net interest income after provision for loan and lease losses	37,814	36,997

Noninterest income:
Trust fees	4,476	4,101
Service charges on deposit accounts	2,066	2,239
Debit card income	2,232	2,065
Mortgage banking income	1,334	1,628
Insurance commissions	1,563	1,446
Equipment rental income	4,082	4,012
Gains on investment securities available-for-sale	963	—
Other income	2,682	3,457
Total noninterest income	19,398	18,948

Noninterest expense:
Salaries and employee benefits	19,482	19,936
Net occupancy expense	2,437	2,207
Furniture and equipment expense	4,237	3,899
Depreciation - leased equipment	3,249	3,225
Professional fees	1,128	1,355
Supplies and communication	1,392	1,536
FDIC and other insurance	864	878
Business development and marketing expense	1,684	773
Loan and lease collection and repossession expense	(494)	757
Other expense	1,994	1,984
Total noninterest expense	35,973	36,550

Income before income taxes	21,239	19,395
Income tax expense	7,607	6,991

Net income	$13,632	$12,404

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com